Exhibit 10.5

Execution Version

INVESTOR RIGHTS AGREEMENT

BULLFROG GOLD CORP.

- and -

BARRICK GOLD CORPORATION

- and -

AUGUSTA INVESTMENTS INC.

October 26, 2020

TABLE OF CONTENTS

ARTICLE 1 GENERAL		2

1.1	Definitions	2
1.2	Rules of Construction	8
1.3	Recitals and Schedules	8
1.4	Currency	8
1.5	Time of Essence	8

ARTICLE 2 COVENANTS OF THE CORPORATION, INVESTOR APPROVAL RIGHTS AND CONFIDENTIALITY		9

2.1	Covenants of the Corporation	9
2.2	Investor Approval Rights	10
2.3	Confidentiality	10

ARTICLE 3 BOARD COMPOSITION AND RELATED MATTERS		11

3.1	Board Composition and Representation	11
3.2	No Conflict	13

ARTICLE 4 PARTICIPATION RIGHT & TOP-UP RIGHT		13

4.1	Notice of Offering	13
4.2	Participation Right	13
4.3	Top-up Right	14
4.4	Exercise Notice	15
4.5	Issuance of Offered Securities and Top-up Shares	16
4.6	Additional Terms	17
4.7	Offerings Not Subject to Rights	18
4.8	Determining Investor’s Ownership Percentage	19
4.9	Acknowledgements	19

ARTICLE 5 ANTI-CORRUPTION AND ANTI-MONEY LAUNDERING		20

5.1	Compliance with Anti-Corruption Laws	20
5.2	Compliance with Anti-Money Laundering Laws	20
5.3	Use of Funds	20
5.4	Certification of Compliance	20

ARTICLE 6 COVENANTS OF THE CORPORATION AND AUGUSTA		20

6.1	Joinder	20
6.2	Restrictions on Area of Interest	21

ARTICLE 7 REGISTRATION RIGHTS		21

7.1	Piggyback Registrations	21
7.2	Expenses	21
7.3	Future Registration Rights	22
7.4	Preparation; Reasonable Investigation	22
7.5	Underwriting or Agency Agreements	22

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ARTICLE 8 COVENANTS OF THE INVESTORS		23

8.1	Dispositions	23
8.2	Share Consolidation	24

ARTICLE 9 MISCELLANEOUS		24

9.1	Termination	24
9.2	Governing Law; Specific Performance	24
9.3	Statements as to Factual Matters	25
9.4	Amendments	25
9.5	Successors and Assigns	25
9.6	Entire Agreement	25
9.7	Severability	25
9.8	Delays or Omissions	25
9.9	Press Releases	26
9.10	Further Assurances	26
9.11	Filing of Agreement	26
9.12	Notices	27
9.13	Counterparts	28

Schedule A FORM OF INDEMNITY AGREEMENT		1
Schedule B REGISTRATION PROCEDURES		1

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INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT is made as of the 26th day of October, 2020,

B E T W E E N:

Bullfrog Gold Corp.,

a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as the “Corporation”),

– and –

BARRICK GOLD CORPORATION,

a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as “Barrick”),

– and –

Augusta Investments Inc.,

a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as “Augusta”, and together with Barrick, the “Investors”).

WHEREAS Homestake Mining Company of California Inc., a California corporation (“Homestake”) and Lac Minerals (USA) LLC, a Delaware limited liability company (“Lac Minerals” and together with Homestake, the “Barrick Parties”), entered into a membership interest purchase agreement (the “MIPA”) with the Corporation dated October 9, 2020, pursuant to which the Corporation agreed to purchase from the Barrick Parties all of the equity interests in Bullfrog Mines LLC, a Delaware limited liability corporation (the “Acquisition Transaction”);

AND WHEREAS pursuant to the terms of the MIPA, the Corporation agreed to issue Barrick (at the direction of the Barrick Parties), as partial consideration under the Acquisition Transaction, 54,600,000 units in the capital of the Corporation (“Unit”), with each Unit being comprised of: (i) one share of common stock in the Corporation (“Common Share”); and (ii) one whole warrant (“Warrant”) entitling the holder to purchase one Common Share at an exercise price of $0.30 for four years from the date of closing of the Acquisition Transaction;

AND WHEREAS contemporaneously with the execution of the MIPA, Augusta and the Corporation entered into a subscription agreement dated October 9, 2020, pursuant to which Augusta agreed to purchase 104,250,000 Units for $0.20 per Unit (the “Financing Transaction”, and together with the Acquisition Transaction, the “Transactions”);

AND WHEREAS in connection with the closing of the Transactions, the Corporation agreed to grant certain rights to the Investors as set forth herein;

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

GENERAL

1.1	Definitions

As used in this Agreement the following terms shall have the following respective meanings and grammatical variations of such terms shall have corresponding meanings:

“Acquisition Transaction” has the meaning set forth in the recitals hereto;

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more Persons Controls, or is Controlled by, or is under common Control with, such specified Person;

“Affiliated Investor” has the meaning set forth in Section 7.1;

“Agreement” means this investor rights agreement among the Corporation and the Investors, as amended from time to time in accordance with the terms hereof;

“Applicable Securities Laws” means U.S. Securities Laws and Canadian Securities Laws or any of them, as the circumstances require;

“Area of Interest” means all of the lands that lie within 15 miles of the exterior municipal boundaries of the town of Beatty, Nevada, United States;

“Augusta” has the meaning set forth in the preamble hereto;

“Barrick” has the meaning set forth in the preamble hereto;

“Barrick Parties” has the meaning set forth in the recitals hereto;

“Blackout Period” has the meaning set forth in Section 4.5(d);

“Board” means the board of directors of the Corporation;

“Board Designee” has the meaning set forth in Section 3.1(a);

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Ontario, the Province of British Columbia or in the State of Nevada;

“Canadian Securities Authorities” means any of the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada in which the Corporation is a reporting issuer (or has analogous status);

“Canadian Securities Laws” means all applicable Canadian securities Laws, the respective regulations, rules and orders made thereunder, and all applicable policies and notices issued by the Canadian Securities Authorities in the applicable jurisdictions in Canada;

“CFPOA” has the meaning set forth in Section 5.1;

“Closing Date” means the closing date of the Transactions;

“Common Shares” has the meaning set forth in the recitals hereto;

“Confidential Information” has the meaning set forth in Section 2.3(a);

“Control”, “Controlled by” and “under common Control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise;

“Convertible Securities” means any security convertible, exchangeable or exercisable for or into, with or without consideration, Common Shares or other equity or voting securities of the Corporation, including any convertible preferred shares, debt securities, warrants, options or other rights issued by the Corporation;

“Corporation” has the meaning set forth in the preamble hereto;

“CSE” means the Canadian Securities Exchange;

“Development” means all preparation (other than exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products;

“Dilutive Conversion” has the meaning set forth in Section 4.3(a)(i);

“Disposition Notice” has the meaning set forth in Section 8.1(b);

“Distribution” means a public offering or private placement of Registrable Securities other than an Excluded Dilutive Event or a Top-up Offering;

“Distribution Expenses” means all expenses incurred by the Corporation in connection with a Distribution, including: (i) all Canadian Securities Administrators’ or the SEC, securities exchange, FINRA or other registration, listing, inclusion and filing fees; (ii) all other fees and expenses incurred in connection with compliance with international, federal, provincial or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Securities and the preparation of a blue sky memorandum and compliance with the rules of FINRA); (iii) all expenses in preparing or assisting in preparing, word processing, translating, duplicating, printing, delivering and distributing any Offering Document, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement; (iv) the fees and disbursements of counsel for the Corporation (including the expenses related to the preparation of 10b-5 letters) and of the independent registered public accounting firm of the Corporation (including, without limitation, the expenses of any special audit and “comfort letters” required by or incident to the performance of this Agreement); (v) any other fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by the Corporation in connection with any Offering Document, including any qualified persons retained to prepare any technical report required to be filed in connection with such Offering Document); (vi) all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Corporation in connection with the Registration; and (vii) all costs and expenses associated with the conduct of any “road show” related to such Registration and any related marketing activities;

“Distribution Notice” means a written notice of the Corporation disclosing its intention to effect a Distribution and setting forth the intended size and method of such Distribution, including whether such Distribution shall occur by way of public offering, private placement or otherwise;

“Downsize Notice” has the meaning set forth in Section 4.4(d);

“Downsized Entitlement” has the meaning set forth in Section 4.4(d);

“Exchange Act” means the United States Securities Exchange Act of 1934;

“Excluded Dilutive Event” has the meaning set forth in Section 4.7;

“Exercise Notice” has the meaning set forth in Section 4.4(a);

“Existing Convertible Securities” means Convertible Securities issued prior to, and outstanding on, the Closing Date;

“FCPA” has the meaning set forth in Section 5.1;

“Financing Transaction” has the meaning set forth in the recitals hereto;

“FINRA” means the United States Financial Industry Regulatory Authority;

“Fully-Diluted Basis” means, with respect to the number of outstanding Common Shares at any time, the number of Common Shares that would be outstanding if all rights to acquire Common Shares were exercised, including all Common Shares issuable upon the conversion, exercise or exchange of Convertible Securities;

“Governmental Entity” means: (a) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (b) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government; (c) any court, commission, individual arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; or (d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association;

“Investors” has the meaning set forth in the preamble hereto and “Investor” means either of them, as the circumstances require;

“Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, formal interpretation, or other requirement or rule of law of any Governmental Entity;

“Losses” has the meaning set forth in Section 7.5(b);

“Market Price” means (i) in respect of any date, the volume weighted average trading price of the Common Shares on the CSE for the 10 trading days immediately prior to such date, or (ii) to the extent that the Common Shares are not then listed or posted for trading on the CSE, the “Market Price” as determined pursuant to the Stock Exchange Rules of such other exchange or marketplace on which Common Shares are then listed or posted for trading;

“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products;

“MIPA” has the meaning set forth in the recitals hereto;

“Notice Period” has the meaning set forth in Section 4.4(a);

“Offered Securities” means any equity or voting securities of the Corporation, including any Convertible Securities;

“Offering” has the meaning set forth in Section 4.1;

“Offering Document” means any Prospectus, Registration Statement or other offering document of the Corporation and, to the extent prepared for use concurrently or in respect of a Distribution to be effected concurrently in any province or territory of Canada and in the United States or any state thereof, refers collectively to the Prospectus, Registration Statement and/or other offering document of the Corporation prepared for purposes of such Distribution;

“Offering Notice” has the meaning set forth in Section 4.1;

“Ownership Percentage” means, subject to adjustment in accordance with Section 4.5(e) or 4.8, at any time, an Investor’s percentage ownership interest in the Common Shares, which shall be calculated on a partially-diluted basis by dividing (y) the number of Common Shares held, directly or indirectly, by the Investor and its Affiliates, by (z) the total number of Common Shares issued and outstanding at such time; provided that in the case of both (y) and (z), the number of Common Shares used in the calculation will assume the exercise and/or conversion, by such Investor and its Affiliates only, of any Convertible Securities held by such Investor and its Affiliates at such time (regardless of the exercise or conversion price);

“Participating Investor” has the meaning set forth in Section 7.1;

“Participation Right” has the meaning set forth in Section 4.2;

“Parties” means, collectively, the Corporation and the Investors;

“Payment” has the meaning set forth in Section 5.1;

“Permitted Assign” means any Affiliate of the applicable Investor;

“Person” means any individual, corporation or company with or without share capital, partnership, joint venture, association, trust, unincorporated organization, trustee, executor, administrator or other legal personal representative, Governmental Entity or entity however designated or constituted;

“Piggyback Registrable Securities” has the meaning set forth in Section 7.1;

“Piggyback Registration” has the meaning set forth in Section 7.1;

“Piggyback Registration Notice” has the meaning set forth in Section 7.1;

“Products” means all ores, minerals and mineral resources;

“Prohibited Recipient” has the meaning set forth in Section 5.1;

“Proposed Disposition Securities” has the meaning set forth in Section 8.1(b);

“Prospectus” means a preliminary prospectus or a final prospectus of the Corporation in respect of its securities which has been filed with the applicable Canadian Securities Authorities, including all amendments and all supplements thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein;

“Recipient” has the meaning set forth in Section 2.3(b);

“Register”, “Registered” and “Registration” unless the context requires otherwise, refers to the filing of an Offering Document for purposes of qualifying Registrable Securities under Canadian Securities Laws for Distribution in each of the provinces and territories of Canada in which the Corporation is a reporting issuer (or has analogous status) or under U.S. Securities Laws in the United States and any applicable States thereof;

“Registrable Securities” means:

(a)	any Common Shares or Convertible Securities;

(b)	any securities acquirable upon conversion, exchange or exercise of Convertible Securities issuable to an Investor or any of its Affiliates;

(c)	any additional securities of the Corporation issued to or held by an Investor or any of its Affiliates; and

(d)	any securities of the Corporation issued in exchange for or in replacement of the securities referred to in clauses (a), (b) or (c) above;

“Registration Statement” means any registration statement (other than a Form S-4 or Form S-8) under U.S. Securities Laws by the Corporation in respect of its securities, which has been filed or will be filed with the SEC, including all amendments and all supplements thereto, including post-effective amendments, and all exhibits and all material incorporated by reference (or deemed to be incorporated by reference) therein;

“Rule 144” means Rule 144 promulgated under the Securities Act;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933;

“Shareholder” means a shareholder of the Corporation and “Shareholders” means all of them;

“Stock Exchange Rules” means the rules, regulations, policies and staff notices of any stock exchange on which the Common Shares are then listed or posted for trading;

“Subsidiary” means, with respect to a corporation, company or limited liability company (the “Parent Corporation”), a corporation, company or limited liability company that is (a) Controlled by the Parent Corporation, (b) Controlled by one or more corporations, companies or limited liability companies each of which is Controlled by the Parent Corporation, or (c) is Controlled by a corporation, company or limited liability company that is Controlled by the Parent Corporation;

“Top-up Notice” has the meaning set forth in Section 4.3(b);

“Top-up Offering” has the meaning set forth in Section 4.3(c);

“Top-up Right” has the meaning set forth in Section 4.3(a)(i);

“Top-up Shares” has the meaning set forth in Section 4.3(a)(i);

“Top-up Threshold” has the meaning set forth in Section 4.3(a)(ii);

“Transaction Securities” has the meaning set forth in Section 8.1(a);

“Transactions” has the meaning set forth in the recitals hereto;

“Transfer” means to sell, assign, transfer or otherwise convey or dispose of (including any synthetic disposal of economic rights), or commit to do any of the foregoing;

“Transferring Investor” has the meaning set forth in Section 8.1(a);

“Unit” has the meaning set forth in the recitals hereto;

“Upsize Notice” has the meaning set forth in Section 4.4(c);

“Upsize Option” has the meaning set forth in Section 4.4(c);

“U.S. OTC Markets” means the U.S. over-the-counter markets operated by OTC Markets Group Inc. and regulated by FINRA;

“U.S. Securities Laws” means all applicable federal and state securities legislation of the United States, the respective regulations, rules and orders thereunder, and all applicable rules, regulations, policy statements, notices and interpretation notes issued by the SEC; and

“Warrant” has the meaning set forth in the recitals hereto.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this investor rights agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(g)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(h)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Recitals and Schedules

The recitals and following schedules form an integral part of this Agreement:

Schedule A – Form of Indemnity Agreement

Schedule B – Registration Procedures

1.4	Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated in Canadian dollars.

1.5	Time of Essence

Time shall be of the essence of this Agreement.

ARTICLE 2

COVENANTS OF THE CORPORATION, INVESTOR APPROVAL RIGHTS

AND CONFIDENTIALITY

2.1	Covenants of the Corporation

The Corporation hereby covenants to the Investors, during the term of this Agreement, as follows:

(a) Furnishing of Information. The Corporation shall use commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Corporation pursuant to the Exchange Act. If the Corporation is not required to file reports pursuant to the Exchange Act, it will use commercially reasonable efforts to prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) under the Securities Act such information as is required for the Investors to sell Registrable Securities under Rule 144. The Corporation further covenants that it will take such further action as either Investor may reasonably request, all to the extent required from time to time to enable such person to sell such Registrable Securities without registration under Rule 144, provided such Registrable Securities are then eligible to be sold under Rule 144, provided further, that the applicable Investor provides any information reasonably requested by the Corporation which for the avoidance of doubt may include a broker’s representation letter that there is an intent to sell such Registrable Securities. Notwithstanding the foregoing, the Corporation agrees to timely take all reasonable action(s) necessary to clear Registrable Securities of restriction upon presentation of any valid Rule 144 application by an Investor or its broker, including, without limitation, (i) authorizing the transfer agent to remove the restrictive legend, (ii) expediting the acquisition of a legal opinion from the Corporation’s authorized counsel at the Corporation’s expense, and (iii) delivering any additional documentation that may be reasonably required by the Investor, its broker or the transfer agent in connection with the legend removal request, including Rule 144 share representation letters and a resolution of the Board evidencing proper issuance of the Registrable Securities, as soon as reasonably possible.

(b) Shareholder Rights Plan. No claim will be made or enforced by the Corporation or, to the knowledge of the Corporation, any other person that either Investor is an “Acquiring Person” under any shareholder rights plan or similar plan or arrangement in effect or hereafter adopted by the Corporation, or that either Investor could be deemed to trigger the provisions of any such plan or arrangement, by virtue of the ownership or any future acquisition of Registrable Securities under this Agreement or any other agreement between the Corporation and the Investors.

(c) Maintain Corporate Existence. The Corporation shall use commercially reasonable efforts to maintain its existence as a corporation validly subsisting under the Laws of its jurisdiction of existence, licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of its properties owned or leased or the nature of the activities conducted by it make such licensing, registration or qualification necessary and shall carry on its business in the ordinary course and in compliance in all material respects with all applicable Laws, rules and regulations of each such jurisdiction.

(d) Maintain Reporting Issuer Status. The Corporation shall use commercially reasonable efforts to maintain its status as a reporting issuer under Canadian Securities Laws not in default of any material requirement of Canadian Securities Laws; provided that this covenant shall not prevent the Corporation from completing any transaction which would result in the Corporation ceasing to be a “reporting issuer” so long as the holders of Common Shares receive securities of an entity which is listed on a stock exchange in Canada or the U.S. or cash, or a combination of both, or the holders of the Common Shares have approved the transaction in accordance with the requirements of Applicable Securities Laws and applicable corporate Laws.

(e) Maintain Listing Status. The Corporation shall not take any action which would reasonably be expected to result in the delisting or suspension of the Common Shares on or from the Canadian Securities Exchange or on or from any securities exchange, market, or trading facility on which the Common Shares are then listed or posted for trading; provided that this covenant shall not prevent the Corporation from completing any transaction which would result in the Corporation ceasing to be listed on the CSE so long as the holders of Common Shares receive securities of an entity which is listed on a stock exchange in Canada or the U.S. or cash, or a combination of both, or the holders of the Common Shares have approved the transaction in accordance with the requirements of Applicable Securities Laws and applicable corporate Laws.

(f) Maintain Registration. The Corporation shall use commercially reasonable efforts to maintain the registration of its class of Common Shares under Section 12(g) of the Exchange Act and to comply with its reporting obligations under the Exchange Act, provided that this covenant shall not prevent the Corporation from completing any transaction which would result in the Corporation ceasing to be listed on the CSE so long as the holders of Common Shares receive securities of an entity which is listed on a stock exchange in Canada or the U.S. or cash, or a combination of both, or the holders of the Common Shares have approved the transaction in accordance with the requirements of Applicable Securities Laws and applicable corporate Laws.

(g) Maintain Quotation. The Corporation shall use commercially reasonable efforts to maintain eligibility for the Common Shares on the U.S. OTC Markets or a national securities exchange in the U.S.

(h) DTC Eligibility. The Corporation shall use its best efforts to maintain full eligibility of the Common Shares for electronic clearance and settlement services through the Depository Trust Company.

2.2	Investor Approval Rights

The Corporation shall not, without the prior written approval of the Investors: (a) create or issue any class of shares or other equity securities having voting or other rights equal to or superior to the Common Shares; or (b) undertake or cause any offering, sale or issuance of any securities of any Subsidiary to any Person other than the Corporation or another Subsidiary of the Corporation.

2.3	Confidentiality

(a) Each Investor agrees that for the period commencing on the date of this Agreement and ending 12 months after such Investor’s rights are terminated under this Agreement in accordance with Section 9.1, such Investor shall keep confidential and will not disclose any confidential information provided by the Corporation pursuant to such Investor’s due diligence investigation of the Corporation relating to the Transactions or otherwise divulged by the Corporation or any employee thereof pursuant to the terms of this Agreement, including to any director of the Corporation nominated by such Investor (“Confidential Information”), unless such Confidential Information:

(i)	is known or becomes known to the public in general (other than as a result of a breach of this Section 2.3 by such Investor);

(ii)	is or has been independently developed or conceived by the applicable Investor without use of Confidential Information; or

(iii)	is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Corporation; provided, however, that an Investor may disclose Confidential Information:

(A)	to its legal counsel, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Corporation;

(B)	to any of its Affiliates in the ordinary course of business;

(C)	as may otherwise be required by applicable Laws and the rules and policies of any stock exchange on which its or any of its Affiliates’ securities may be listed or posted for trading, provided that such Investor promptly notifies the Corporation of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; or

(D)	pursuant to an order or judgement of a court of competent jurisdiction or government department or agency.

(b) Each of the Persons listed in (A) or (B) in Section 2.3(a)(iii) are referred to as a “Recipient”. Each Investor agrees that it shall disclose Confidential Information only to those Recipients who are aware of the Investor’s confidentiality obligations under this Agreement. The Investor further agrees to be liable to the Corporation for any breach of the confidentiality obligations hereunder by any Recipient to whom the Investor has disclosed Confidential Information.

ARTICLE 3

BOARD COMPOSITION AND RELATED MATTERS

3.1	Board Composition and Representation

(a) Provided that Barrick’s Ownership Percentage is at least 10%, Barrick shall be entitled to designate one (1) nominee (the “Board Designee”) for election or appointment to the Board from time to time and the Corporation will promptly, and in any event within 10 Business Days of the receipt of written notice from Barrick of the identity of its Board Designee, cause such Board Designee to be appointed to the Board, and recommend such Board Designee for election to the Board at each annual meeting of shareholders. The Corporation covenants and agrees that the Board will pass any resolution required from time to time to increase the size of the Board or procure the resignation of a director to facilitate the change to the composition of the Board to give effect to the appointment of the Board Designee pursuant to this Section 3.1. For the avoidance of doubt, Barrick shall have the right but not the obligation to nominate a Board Designee. In the event that Barrick’s Ownership Percentage decreases to below 10%, the Corporation shall be entitled, in its sole discretion, to request the resignation of the Board Designee.

(b) The Corporation shall, in respect of every meeting of Shareholders at which the election of directors to the Board is considered, and at every reconvened meeting following an adjournment or postponement thereof, nominate for election to the Board the Board Designee, and shall use its commercially reasonable efforts to obtain Shareholder approval for the election of the Board Designee at such meeting (including by soliciting proxies in favour of the Board Designee) and, to that end, the Corporation shall: (i) support the Board Designee for election in a manner no less rigorous or favourable than the manner in which the Corporation supports all of its other nominees, which for the avoidance of doubt shall include soliciting proxies for all nominees, and (ii) use commercially reasonable efforts to cause management of the Corporation to vote their Common Shares, and the Common Shares in respect of which management is granted a discretionary proxy, in favour of the election of the Board Designee at such meeting.

(c) In the event that a Board Designee is not elected to the Board at a meeting of Shareholders or a Board Designee resigns as a director or otherwise refuses to or is unable to serve as a director for any reason, including as a result of death or disability, Barrick shall be entitled to designate a replacement director and the Corporation agrees to appoint, subject to applicable Laws and Stock Exchange Rules, within 10 days of receiving written notice from Barrick of its new Board Designee, such individual to the Board to serve as a Board Designee until the next meeting of Shareholders at which the election of directors to the Board is considered.

(d) Provided that Barrick’s Ownership Percentage is at least 10% and it has exercised its right to nominate a Board Designee, Barrick shall be entitled to designate its Board Designee to any special committee formed by the Corporation to consider a material transaction; provided that the Board Designee is not in a conflict of interest in relation to such transaction, as determined by the Board, acting reasonably.

(e) Each Board Designee shall be entitled to the benefit of customary director’s and officer’s liability insurance and a contractual indemnity agreement with the Corporation in substantially the form attached hereto as Schedule A. All directors and officers (including existing directors and officers) of the Corporation shall be entitled to the same director’s and officer’s liability insurance and the same form of contractual indemnity agreement with the Corporation as each Board Designee.

(f) Any Board Designee must: (i) meet the qualification requirements to serve as a director under the Delaware General Corporation Law, if applicable, and any other applicable Laws, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Entity; (ii) prepare and submit all documents required of a director of the Corporation, including a Personal Information Form, pursuant to any applicable Stock Exchange Rules; and (iii) have experience in mining or mining related activities, financial markets or corporate finance.

(g) Barrick shall advise the Corporation of the identity of any Board Designee at least 20 Business Days prior to the date on which proxy solicitation materials are to be mailed or made available (as advised by the Corporation to Barrick) for purposes of any meeting of Shareholders at which the election of directors to the Board is to be considered; provided that notice of such mailing date is provided to Barrick or the Board Designee at least 30 Business Days in advance. If Barrick does not advise the Corporation of the identity of such Board Designee prior to such deadline (and the requisite notice was provided), then Barrick shall be deemed to have nominated its incumbent Board Designee. If Barrick does not have a Board Designee at the relevant time, the Corporation shall advise Barrick of the date any such proxy solicitation materials are to be mailed or made available to Shareholders at least 30 Business Days prior to such date.

(h) Barrick or the Board Designee shall provide to the Corporation upon reasonable request such information relating to the Board Designee as is required to be disclosed by the Corporation from time to time pursuant to Applicable Securities Laws.

(i) The Board Designee shall receive notice of each meeting of the Board and each committee of the Board of which it is a member in accordance with the bylaws of the Corporation and applicable Laws. The Board Designee shall be entitled to participate in meetings of the Board and each committee of the Board of which it is a member by any means permitted pursuant to the bylaws of the Corporation or applicable Laws. The Board Designee shall be entitled to all of the rights, entitlements, perquisites, remuneration and expense reimbursements to which the directors of the Corporation are entitled pursuant to the policies, mandates and bylaws of the Corporation and applicable Laws.

3.2	No Conflict

The Corporation covenants and agrees that any advance notice by-law or policy or similar instrument, of or adopted by the Corporation shall not restrict, limit, prohibit or conflict with the exercise by Barrick of its nomination rights under Section 3.1.

ARTICLE 4

PARTICIPATION RIGHT & TOP-UP RIGHT

4.1	Notice of Offering

Provided that an Investor has an Ownership Percentage of at least 10%, if the Corporation proposes to issue any Offered Securities pursuant to a public offering, a private placement or otherwise (but excluding any issuances of Common Shares in respect of which the Top-up Right (as defined below) would be applicable) (each, an “Offering”) at any time after the date hereof, the Corporation will, promptly, but in any event by the date on which the Corporation files an Offering Document in connection with an Offering that constitutes a public offering of Offered Securities, and at least seven Business Days prior to the expected completion date of the Offering, give written notice of the Offering (the “Offering Notice”) to such Investor including, to the extent known by the Corporation, full particulars of the Offering, including the number of Offered Securities, the rights, privileges, restrictions, terms and conditions of the Offered Securities, the price per Offered Security to be issued under the Offering, the name of any agent(s) or underwriter(s) expected to be involved in the Offering, the intended form of the Offering (e.g., bought deal, overnight marketed, fully marketed, private placement, etc.), the expected use of proceeds of the Offering, the expected closing date of the Offering and the relative entitlements of each Investor to participate in the Offering based on the information available to the Corporation at such time. In addition, the Corporation shall promptly, and in any event within one Business Day of receipt of such information from the Investors, confirm in writing to the Investors the intention of the other Investor to subscribe for and purchase Common Shares and/or Offered Securities pursuant to its Participation Rights in connection with each Offering, if applicable.

4.2	Participation Right

Provided that an Investor has an Ownership Percentage of at least 10%, such Investor (directly or through an Affiliate, in which case the provisions of this Article 4 shall apply mutatis mutandis) shall have the right (the “Participation Right”) to subscribe for and to be issued as part of an Offering, at the offering price per Offered Security determined pursuant to Section 4.6(a), and otherwise on substantially the same terms and conditions of the Offering (provided that, if such Investor is prohibited by Applicable Securities Laws or other applicable Laws from participating on substantially the same terms and conditions of the Offering, the Corporation shall use commercially reasonable efforts to enable such Investor to participate on terms and conditions that are as substantially similar as circumstances permit):

(a)	in the case of an Offering of Common Shares, up to such number of Common Shares that will allow such Investor to maintain an Ownership Percentage, after giving effect to such Offering, that is the same as the Ownership Percentage that it had immediately prior to completion of such Offering; and

(b)	in the case of an Offering of Offered Securities (other than or in addition to Common Shares), up to such number of Offered Securities that will (assuming, for all purposes of this Section 4.2(b), the conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 4.2) allow such Investor to maintain a percentage ownership interest in the Common Shares (calculated on a Fully-Diluted Basis), after giving effect to such Offering, that is the same as the percentage ownership interest that it had immediately prior to completion of such Offering (calculated on a Fully-Diluted Basis).

4.3	Top-up Right

(a) Without limiting Section 4.2, the Corporation agrees that, provided that an Investor has an Ownership Percentage of at least 10%:

(i)	such Investor (directly or through an Affiliate, in which case the provisions of this Article 4 shall apply mutatis mutandis) has the right (the “Top-up Right”) to subscribe for and to be issued in connection with the issuance of Common Shares on the conversion, exercise or exchange of Existing Convertible Securities (a “Dilutive Conversion”) up to such number of Common Shares (the “Top-up Shares”) that will allow such Investor to maintain an Ownership Percentage, after giving effect to such Dilutive Conversions referenced in the Top-up Notice (as defined below), that is the same as the Ownership Percentage that it would have had but for the Dilutive Conversions referenced in the Top-up Notice; and

(ii)	the Top-up Right shall be exercisable from time to time following Dilutive Conversions having a cumulative exercise price of at least $250,000 (whether such exercise price is being satisfied through cash payment to the Corporation of an exercise price, on a “cashless” basis, or upon the conversion of debt of the Corporation to Common Shares, or otherwise) (the “Top-up Threshold”).

(b) Subject to Section 4.3(d) and 4.5(d), within five Business Days of the date on which one or more Dilutive Conversions occurs resulting in the Top-up Threshold being achieved, the Corporation shall deliver a written notice (a “Top-up Notice”) to the applicable Investor notifying such Investor that its Top-up Right has become exercisable and setting out the number of Existing Convertible Securities converted, exercised or exchanged into Common Shares, and the total number of issued and outstanding Common Shares following such Dilutive Conversions and any other conversions, exercises and exchanges of Convertible Securities from the end of the last period in respect of which a Top-up Notice was delivered.

(c) Subject to Sections 4.5(d) and 4.5(e), if the applicable Investor delivers an Exercise Notice in accordance with Section 4.4, the Corporation shall in accordance with the provisions of this Article 4, promptly, and in any event within 10 Business Days of the date on which the relevant Exercise Notice was delivered, complete an offering to such Investor of the number of Top-up Shares that such Investor wishes to subscribe for pursuant to the Top-up Right, as specified in the Exercise Notice, at an offering price per Top-up Share determined pursuant to Section 4.6(b) (each, a “Top-up Offering”).

(d) Notwithstanding Sections 4.3(a), 4.3(b) or 4.3(c), if a Top-up Threshold is achieved, or is determined by the Corporation, acting reasonably, to be likely to occur prior to the date on which a record date for a meeting of Shareholders is to be set, a Top-up Notice shall be delivered to the applicable Investor at least 20 Business Days prior to such record date or such shorter period prior to such record date as may be agreed in writing between the Investor and the Corporation upon confirmation by the Corporation that it has all necessary authorizations and approvals to complete the Top-up Offering within such shortened period. If the relevant Investor delivers an Exercise Notice in accordance with Section 4.4, or during such shortened Notice Period as may have been agreed between the Corporation and the Investor pursuant to this Section 4.3(d), in response to a Top-up Notice delivered pursuant to this Section 4.3(d), the Corporation shall in accordance with the provisions of this Article 4, promptly, and in any event prior to declaring the record date for such Shareholder meeting, complete a Top-up Offering to such Investor.

4.4	Exercise Notice

(a) If an Investor wishes to exercise its Participation Right or its Top-up Right, such Investor shall give written notice to the Corporation (the “Exercise Notice”) of its intention to exercise such right and of the number of Offered Securities or Top-up Shares that such Investor wishes to subscribe for and purchase pursuant to the Participation Right or the Top-up Right, as applicable. The applicable Investor shall deliver an Exercise Notice to subscribe to: (i) an Offering (other than in connection with a public offering that is a bought deal), within five Business Days after the date of receipt of an Offering Notice; (ii) subject to Section 4.6(d), an Offering that is a bought deal, within two Business Days after the date of receipt of an Offering Notice; or (iii) subject to Section 4.5(d), the issuance of Top-up Shares, within five Business Days after the date of receipt of a Top-up Notice (the “Notice Period”), failing which such Investor will not be entitled to exercise the Participation Right or the Top-up Right in respect of such Offering or issuance of Top-up Shares, as applicable, and any rights that such Investor may have had to subscribe for any of the Offered Securities or Top-up Shares, as applicable, shall be extinguished, in respect of such Offering or issuance of Top-up Shares. For the avoidance of doubt, an Investor is not entitled to exercise its Participation Right in connection with any Offering in respect of which it has delivered a Piggyback Registration Notice.

(b) Each Exercise Notice shall constitute a binding agreement by the applicable Investor to subscribe for and take up, and by the Corporation to issue and sell to such Investor, the number of Offered Securities or Top-up Shares, as applicable, that such Investor agrees to subscribe for in its Exercise Notice.

(c) If the Corporation at any time proposes to increase the number of any Offered Securities to be issued in an Offering, the Corporation shall, by notice in writing delivered to the applicable Investor (the “Upsize Notice”), give such Investor the option to subscribe for its pro rata share of the additional Offered Securities (the “Upsize Option”). Subject to Section 4.6(d), the applicable Investor shall be entitled to exercise the Upsize Option by delivering a new Exercise Notice to the Corporation. If no new Exercise Notice is delivered by such Investor to the Corporation within six hours of receipt by such Investor of the Upsize Notice, the Exercise Notice of such Investor delivered in respect of the original Offering Notice shall continue in full force and effect and the Investor rights in Section 4.6(d) shall become applicable.

(d) If for any reason the number of Offered Securities to be issued in an Offering is reduced or otherwise less than the number of Offered Securities set out in the Offering Notice, the Corporation shall provide written notice to the applicable Investor (the “Downsize Notice”) confirming the new number of Offered Securities of the Offering and the corresponding pro rata reduction of the entitlement of such Investor to participate in the Offering (the “Downsized Entitlement”); provided that no such reduction shall be made to the extent that such reduction would result in a reduction of the Ownership Percentage or the percentage ownership interest of such Investor calculated on a Fully-Diluted Basis following completion of such Offering. Following delivery of the Downsize Notice, the Exercise Notice and the Downsize Notice shall together constitute a binding agreement by such Investor to subscribe for and take up, and by the Corporation to issue and sell to such Investor, the number of Offered Securities equal to the Downsized Entitlement and such Investor shall be entitled to a refund (to be paid to such Investor within two Business Days of completion of the Offering) to the extent that it has already remitted funds to the Corporation in payment in connection with such Offering.

4.5	Issuance of Offered Securities and Top-up Shares

(a) The Corporation agrees to take any and all commercially reasonable steps as are required to facilitate the rights of each of the Investors set forth in this Article 4, including: (i) undertaking a private placement or directed offering of Offered Securities to an Investor as part of such Offering; (ii) if required, increasing the size of the Offering to satisfy its obligations to the applicable Investor pursuant to Sections 4.2 through 4.4, inclusive; and (iii) undertaking a private placement of Top-up Shares to an Investor, in each case, subject to obtaining any regulatory or other approvals required by applicable Laws or Stock Exchange Rules.

(b) If the Corporation receives an Exercise Notice from an Investor within the Notice Period, then the Corporation shall use its commercially reasonable efforts to obtain all required approvals (including any approval(s) required pursuant to Stock Exchange Rules, Applicable Securities Laws or other applicable Laws and, subject to Section 4.5(c), any Shareholder approval required thereunder, including by using commercially reasonable efforts to cause management and each member of the Board to vote their Common Shares and any shares of the Corporation entitled to vote on the matter and all votes received by proxy in favour of the issuance of the Offered Securities or the Top-up Shares, as applicable, to such Investor), in order to issue to such Investor, against payment of the subscription price payable in respect thereof (as determined pursuant to Section 4.6(a) or 4.6(b), as applicable), that number of Offered Securities or Top-up Shares, as applicable, set forth in the Exercise Notice.

(c) If the Corporation is required by Stock Exchange Rules, Applicable Securities Laws or otherwise under applicable Laws to seek Shareholder approval for the issuance of all or a portion of the Offered Securities or the Top-up Shares, as applicable, to the Investor, then the Corporation shall: (i) complete the issuance of that portion, if any, of the Offered Securities or Top-up Shares which may be issued without prior Shareholder approval, as applicable, to the Investors in accordance with the terms of Article 4 (provided that such issuance shall be made on a pro rata basis to the Investors based on their respective Ownership Percentages at the relevant time, if applicable); (ii) cause the issuance of the balance of the Offered Securities or the Top-up Shares, as applicable, to the Investors to be included on the agenda and voted upon by Shareholders at the Corporation’s next shareholder meeting; and (iii) recommend approval of the issuance of the Offered Securities or the Top-up Shares, as applicable, which are subject to Shareholder approval to the applicable Investor and shall solicit proxies in support thereof. Each of the Investors shall have a reasonable advance right to review and provide comments on all materials to be provided to the Shareholders in connection with such meeting, and the Corporation shall give reasonable consideration to all such comments made and shall incorporate all comments that relate to or refer to such Investor, to the extent commercially reasonable.

(d) Notwithstanding any other provision of this Agreement, to the extent that the Corporation shall have determined in good faith, after obtaining the advice of external legal counsel, that it is prohibited under Applicable Securities Laws from offering or issuing Top-up Shares to an Investor as a result of the existence of material undisclosed information relating to the Corporation or a regularly scheduled quarterly blackout period that shall not exceed a period commencing on the date following a financial quarter end and ending on the date that is two trading days following release of the relevant quarterly financial statements (a “Blackout Period”), the Corporation may delay compliance with the deadlines to give notice of or complete the issuance of Top-up Shares; provided that it complies with the alternative procedures set out in this Section 4.5(d) and Section 4.6(b). If the commencement or completion of a Top-up Offering is delayed as a result of a Blackout Period, the Corporation shall deliver to the Investors: (i) prompt written notice that a Top-up Offering has been triggered but is delayed as a result of a Blackout Period, including details of the commencement and termination date (if known) of such Blackout Period, and (ii) no more than five Business Days following the end of such Blackout Period, written notice that the Blackout Period has ended or the relevant Top-up Notice, to the extent not previously delivered as a result of the Blackout Period. Following delivery to the Investors of the notice contemplated by Section 4.5(d)(i), an Investor shall not be entitled to deliver an Exercise Notice in respect of any previously delivered Top-up Notice, in which case the Investor shall be entitled to deliver its Exercise Notice within five Business Days of receipt of the notice delivered by the Corporation pursuant to Section 4.5(d)(ii) at the end of the relevant Blackout Period. Where an Exercise Notice is delivered prior to the commencement of a Blackout Period, the relevant Top-up Shares shall be issued to the Investor no more than 10 Business Days following the end of the intervening Blackout Period.

(e) If the purchase and sale of all or a portion of any Offered Securities or Top-up Shares, as applicable, to an Investor is delayed as a result of a Blackout Period, or the need to obtain any approval under Stock Exchange Rules, Shareholder approval or any other approval: (i) the sale of the portion (if any) of any Offered Securities or Top-up Shares, as applicable, for which any such approval is either not required or has been obtained shall be completed in accordance with the other applicable provisions of this Article 4; (ii) the sale of the remainder of the Offered Securities or the Top-up Shares, as applicable, shall be completed within 10 Business Days of receipt of the last of such required approvals or expiry of the Blackout Period, if applicable, or to the extent that an Exercise Notice has not previously been delivered in respect of such Offered Securities or Top-up Shares, within 10 Business Days of the delivery of such Exercise Notice; and (iii) any decrease in the Ownership Percentage of such Investor occurring in connection with the events giving rise to the requirement of the Corporation to deliver an Offering Notice or Top-up Notice and the issuance of Offered Securities or Top-up Shares, as applicable, to such Investor shall be disregarded for all purposes of this Agreement and, notwithstanding any other provision of this Agreement, the Ownership Percentage of such Investor shall be deemed to be unchanged until the Offered Securities or Top-up Shares, as applicable, have been issued and sold to such Investor.

4.6	Additional Terms

(a) The Participation Right will be exercisable by an Investor at the offering price made available by the Corporation to other investors in such Offering; provided that if the offering price is lowered by the Corporation in the course of any such Offering, such Investor will be entitled to pay the lowest price paid to the Corporation by any investor in the relevant Offering without regard to any applicable fees or commissions (except for any such fees or commissions that are paid or payable to the ultimate beneficial purchasers of such Offered Securities) in respect of each class of securities issued (and such Investor will be entitled to a refund (to be paid to such Investor within two Business Days of completion of the Offering) to the extent that it has already remitted funds to the Corporation in payment in connection with such Offering) and otherwise on substantially the same terms and conditions offered to other investors in the Offering.

(b) The Top-up Right will be exercisable by an Investor at the Market Price calculated as at the date on which the Exercise Notice is delivered by the relevant Investor, and such price shall be paid by the Investor on the date of issuance of the Top-up Shares as notified to the Investor by the Corporation at least two Business Days prior to such issuance date; provided that, if a Blackout Period delays the issuance of Top-up Shares under the Top-up Right, in circumstances where an Exercise Notice has been delivered by the relevant Investor prior to the Blackout Period, the Top-up Shares shall be issued at: (A) the Market Price on the date on which the Exercise Notice was delivered by the Investor, if permitted by applicable Stock Exchange Rules; or (B) the Market Price calculated under applicable Stock Exchange Rules after applying up to the maximum permitted discount available in connection with such Top-up Offering that would result in the relevant Investor purchasing the Top-up Shares at the price that is as close as possible to, but not less than, the price that would apply in (A) if permitted by applicable Stock Exchange Rules. For the avoidance of doubt, in no circumstances shall the Corporation be required to issue Top-up Shares at a discount that exceeds the maximum allowable discount. The Corporation covenants and agrees to use its commercially reasonable efforts to request the CSE or such other stock exchange on which the Common Shares are then listed or posted for trading to provide price protection, and issuance and listing approval, as applicable, to permit the Top-up Shares to be issued at the price determined pursuant to this Section 4.6(b). For the avoidance of doubt, each Top-up Offering will be an offering of Common Shares.

(c) If the Corporation has not issued Offered Securities in connection with an Offering within 90 days of the expiry of the relevant Notice Period, the Corporation shall not thereafter proceed with such Offering without providing the applicable Investor with a new Offering Notice and further opportunity to deliver an Exercise Notice in respect of such Offering.

(d) Notwithstanding any other provision of this Article 4, if any Offering is to be conducted on a bought deal basis or is upsized, an Investor may, with the prior written consent of the Corporation (to be obtained prior to delivery of its applicable Exercise Notice), choose not to participate in the bought deal or Upsize Option but instead elect, within five Business Days after the date of receipt of an Offering Notice or Upsize Notice, to exercise its rights under this Agreement through a private placement to be completed concurrently with, or within three Business Days following, the completion of such bought deal or upsized Offering.

(e) The Corporation shall not commence any Offering pursuant to this Agreement which would give rise to the Participation Right or Top-up Right of an Investor unless there are sufficient securities reserved for issuance in its share capital to accommodate the rights of each such Investor pursuant to this Article 4. The Corporation shall from time to time take any and all actions required by it to accommodate the rights of the Investors pursuant to this Article 4, including obtaining Shareholder approval for any requisite increase in its share capital. In connection with any such meeting of Shareholders, the Corporation shall recommend approval of the requisite increase to its share capital and shall solicit proxies in support thereof.

4.7	Offerings Not Subject to Rights

Notwithstanding anything to the contrary contained herein, Sections 4.1 to 4.6, inclusive, will not apply to any Offerings in the following circumstances (each such Offering pursuant to paragraph 4.7(a) through 4.7(d), inclusive, being referred to as an “Excluded Dilutive Event”):

(a)	a rights offering that is open to all Shareholders (including the applicable Investor);

(b)	any share split, share dividend or recapitalization of the Corporation or any Subsidiary, provided that the beneficial Shareholders or shareholders of such Subsidiary, as applicable, do not change as a result thereof;

(c)	issuances for compensatory purposes to directors, officers, employees of or consultants to the Corporation and its Affiliates made after the Closing Date pursuant to a security compensation plan of the Corporation that complies with the requirements of the CSE; and

(d)	any equity securities issued for consideration other than cash pursuant to a merger, amalgamation, arrangement, consolidation or similar business combination approved by the Board.

4.8	Determining Investor’s Ownership Percentage

For the purposes of calculating the Ownership Percentage:

(a)	any increase in the Common Shares arising from the conversion, exchange or exercise of any Convertible Securities issued pursuant to an Excluded Dilutive Event covered by Section 4.7(c) shall be disregarded and excluded from the number of Common Shares in the denominator of the calculation of Ownership Percentage; and

(b)	any Common Shares issued as a result of a Dilutive Conversion shall be disregarded and excluded from the number of Common Shares in the denominator of the calculation of Ownership Percentage, unless and until the Corporation has delivered to the applicable Investor a Top-up Notice in respect of such Dilutive Conversion and: (i) such Investor fails or declines to exercise the Top-up Right within the applicable Notice Period, in which case, the Common Shares issued in connection with such Dilutive Conversion shall be included from the date such Investor fails or declines to exercise the Top-up Right within the applicable Notice Period; or (ii) such Investor exercises the Top-up Right within the applicable Notice Period, in which case the Common Shares issued in connection with such Dilutive Conversion shall be included from the date on which the Top-up Shares are issued and sold to the applicable Investor.

4.9	Acknowledgements

The Corporation acknowledges and agrees that it will comply with its obligations to the Investors contained in Article 4 to the extent that such rights are engaged in connection with any Offering, in a coordinated manner and as part of such Offering so as to ensure that the exercise of any such right does not trigger or give rise to any further or consequential pre-emptive right of any of the Investors.

ARTICLE 5

ANTI-CORRUPTION AND ANTI-MONEY LAUNDERING

5.1	Compliance with Anti-Corruption Laws

The Corporation shall not make, and shall cause its Affiliates not to make, any promise, offer, or transfer, either directly or indirectly, of any money, other assets or services, or other things of value, including but not limited to the payments derived by the Corporation from the Investors (each, a “Payment”), to any employee, officer, agent, or representative of any Governmental Entity, foreign political party or public international organization, or a candidate for political office, or any individual acting in an official capacity for any Governmental Entity (each a “Prohibited Recipient”), where such Payment would constitute a violation of the Foreign Corrupt Practices Act of 1977 (United States), as amended, and the rules and regulations thereunder (the “FCPA”), any applicable state Laws of the United States of America regarding corruption, the Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”) or any similar Laws or regulation of any other country that may reasonably possess legal jurisdiction over the Corporation or the Investors. In addition, regardless of legality, the Corporation shall not offer, promise or make any Payment either directly or indirectly to a Prohibited Recipient if such Payment is for the purpose of influencing decisions or action or securing improper influence or any improper advantage. The Corporation will monitor, and will cause its Affiliates to monitor, their respective businesses and adopt, appropriately implement and maintain anti-corruption policies, procedures and internal controls (including internal accounting controls to keep and maintain accurate and reasonably detailed books and financial records of expenses, receipts, payments made or received in connection with its business), to ensure:

(a)	a violation of applicable anti-corruption Laws by the Corporation and its Affiliates (including their respective personnel) will be prevented, detected and deterred (to the greatest extent possible); and

(b)	compliance (including by its or their personnel, and third parties acting on its or their behalf with any “foreign official” or “foreign public official” (as applicable), any foreign political party or candidate thereof) with the FCPA, the CFPOA and any other applicable Law, as applicable, and, if violations of the FCPA, the CFPOA or any other applicable Laws are found, will promptly notify the Investors and take remedial action to remedy such violations.

5.2	Compliance with Anti-Money Laundering Laws

The Corporation will conduct, and will cause its Affiliates to conduct, its and their operations at all times in compliance with all material applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (United States), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity.

5.3	Use of Funds

The Corporation will not directly or indirectly use any funds advanced by either of the Investors, or lend, contribute or otherwise make available any such funds to any of its Affiliates, any joint venture partner or other Person or entity, for the purpose of financing the activities of any Person subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

5.4	Certification of Compliance

Upon receipt of information that any obligation of the Corporation pursuant to this Article 5 has been violated, each Investor shall have the right to conduct an audit of the Corporation to ensure compliance with the requirements of this Article 5. The Corporation will provide such periodic certificates of compliance in respect of this Article 5 as may from time to time be reasonably requested in writing by an Investor.

ARTICLE 6

COVENANTS OF THE CORPORATION AND AUGUSTA

6.1	Joinder

The Corporation shall cause its Affiliates to conduct their business and affairs in a manner consistent with, and so as to give full effect to, all of the terms and conditions of this Agreement.

6.2	Restrictions on Area of Interest

The Corporation and Augusta hereby covenant and agree, in favour of Barrick, that: (a) any exploration, Development or Mining activities within the Area of Interest; (b) any acquisition in furtherance of the activities set out in (a); and/or (c) any investments in any Person engaging in the activities in (a) or (b) shall be conducted by the Corporation and its Affiliates and Augusta and its Affiliates solely and exclusively by and through the Corporation and its wholly-owned Subsidiaries.

ARTICLE 7

REGISTRATION RIGHTS

7.1	Piggyback Registrations

Each time the Corporation elects to proceed with a proposed Distribution of any of its securities, the Corporation shall as soon as practicable deliver a Distribution Notice to each Investor that (x) has an Ownership Percentage of 10% or more or (y) is an “affiliate” of the Corporation pursuant to Rule 144 under the Securities Act (an “Affiliated Investor”). In such event, each such Affiliated Investor shall be entitled, by notice in writing given to the Corporation (a “Piggyback Registration Notice”) within five Business Days (except in the case of a “bought deal” in which case such Affiliated Investor shall have only two Business Days) after the receipt of any such Distribution Notice, to require that the Corporation cause that number of the Registrable Securities held by such Affiliated Investor (the “Participating Investor”) that represents up to 10% of the Registrable Securities to be sold in such Distribution (the “Piggyback Registrable Securities”) to be sold in such Distribution (such qualification being hereinafter referred to as a “Piggyback Registration”). Any Distribution in respect of which there is a Piggyback Registration shall proceed in accordance with the procedures set forth in Schedule B. If the size of the Distribution is increased or decreased from the size disclosed in the Distribution Notice, each Participating Investor shall, acting in its sole discretion, have 48 hours to adjust the number of its Piggyback Registrable Securities. Notwithstanding the foregoing:

(a)	the Corporation may at any time, and without the consent of the Participating Investor(s), abandon the proposed Distribution in which the Participating Investor(s) has delivered a Piggyback Registration Notice; provided that the Corporation will pay all Distribution Expenses in connection with such abandoned Distribution; and

(b)	if the proposed Distribution is not completed within 180 days of a Piggyback Registration Notice, any Piggyback Registration Notice delivered by the Participating Investor(s) hereunder shall be deemed to be withdrawn and the Corporation shall again be required to comply with the procedures set out in this Section 7.1 with respect to any proposed Distribution.

7.2	Expenses

Subject to Section 7.1(a), all Distribution Expenses incident to the performance of or compliance with this Article 7 by the Parties shall be borne by the Corporation, other than the following Distribution Expenses, which shall be borne by the Participating Investor:

(a)	any and all commissions payable to any underwriter for an underwritten offering or agent for an agency offering that are attributable to the Registrable Securities to be sold by the Participating Investor pursuant to any Piggyback Registration; and

(b)	any and all fees, disbursements and expenses of legal counsel or other advisors retained by the Participating Investor in connection with such Piggy Back Registration.

7.3	Future Registration Rights

Except as set out herein, the Corporation shall not grant registration rights to any Person without the prior written consent of each of the Investors unless the granting of such registration rights does not limit, in any material respect, the registration rights granted to the Investors pursuant to this Agreement and such registration rights are not materially more favorable to the grantee than the registration rights granted to the Investors.

7.4	Preparation; Reasonable Investigation

In connection with the preparation and filing of any Offering Document as herein contemplated, the Corporation shall give the Participating Investor(s) and any underwriters for an underwritten offering or agents for an agency offering, as applicable, and their respective counsel and other representatives, the opportunity to participate in the preparation of such documents and each amendment or supplement thereto, and shall insert therein such material furnished to the Corporation in writing, which in the reasonable judgment of such Participating Investor(s) and its counsel should be included. The Corporation shall cooperate with the Participating Investor(s) and any underwriters or agents, as applicable, in the conduct of all reasonable and customary due diligence which the Participating Investor(s), any underwriters or agents, as applicable, and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by Applicable Securities Laws and in order to enable the Participating Investor(s), such underwriters or agents to execute any certificate required for inclusion in each Offering Document.

7.5	Underwriting or Agency Agreements

(a) If requested by the underwriters for any underwritten offering or by the agents for any agency offering pursuant to the exercise of a Piggyback Registration, the Participating Investor(s) will enter into an underwriting agreement with the Corporation and such underwriters or agency agreement with such agents for such Distribution, such agreement to be satisfactory in substance and form to the Participating Investor(s) and the Corporation and the underwriters or agents, each acting reasonably, and to contain such representations and warranties by the Corporation and such other terms as are generally prevailing in agreements of these types. The Participating Investor(s) shall be party to such underwriting agreement or agency agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation to and for the benefit of such underwriters or agents shall also be made to and for the benefit of the Participating Investor(s) and that any or all of the conditions precedent to the obligations of such underwriters or agents under such underwriting agreement or agency agreement be conditions precedent to the obligations of the Participating Investor(s). The Participating Investor(s) shall not be required to make any representations or warranties to or agreements with the Corporation or the underwriters or agents other than representations, warranties or agreements regarding such Participating Investor(s) and the Corporation’s intended method of distribution and any other representation required by applicable Laws or as are generally prevailing in such underwriting or agency agreements for secondary offerings, as the case may be.

(b) The underwriting agreement or agency agreement, as applicable, referred to in Section 7.5(a) will contain customary terms, including an indemnity whereby in the event of the filing or distribution of an Offering Document under Applicable Securities Laws, the Corporation will indemnify and hold harmless the Participating Investor(s) and each underwriter or agent involved in the distribution of Registerable Securities thereunder, and each of their affiliates, directors, officers, employees, agents, shareholders and limited partners against any losses, claims, expenses, damages or liabilities (including reasonable counsels’ fees and all amounts paid in settlement of any investigation, order, litigation, proceeding or claim) (“Losses”), joint or several, to which the Participating Investor(s) or such underwriter or agent or any of their affiliates, directors, officers, employees, agents, shareholders or limited partners may become subject, insofar as such Losses (or actions in respect thereof), arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Offering Document, or any amendment or supplement thereof, including in the documents incorporated therein by reference, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Corporation will not be liable in any such case if and to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Participating Investor(s), such underwriter or such agent.

(c) Each Participating Investor will indemnify and hold harmless the Corporation, its directors, officers, employees and agents to the same extent as the indemnity referred to in Section 7.5(b), but only with respect to information regarding such Participating Investor furnished in writing by or on behalf of such Participating Investor to the Corporation expressly for inclusion in any Offering Document. Notwithstanding anything to the contrary contained herein, a Participating Investor’s obligations under the indemnity set out in this Section 7.5(c) shall be limited to a maximum aggregate amount equal to the net proceeds of the Distribution received by the Participating Investor pursuant to such Distribution.

(d) If reasonably requested by the underwriters or agents in connection with any underwritten offering or agency offering made pursuant to the exercise of a Piggyback Registration, the Corporation shall cooperate with all reasonable requests made by the lead underwriter of such underwritten offering or lead agent of such agency offering respecting the attendance of the Corporation at road shows and participation of the Corporation in any efforts relating to the distribution and sale of the Piggyback Registrable Securities.

ARTICLE 8

COVENANTS OF THE INVESTORS

8.1	Dispositions

For a period of 24 months after the date of this Agreement, provided that an Investor’s Ownership Percentage is at least 5%:

(a)	such Investor shall not, without the prior written consent of the Corporation, Transfer or agree to Transfer any of the Common Shares acquired as a result of the Acquisition Transaction or the Financing Transaction, as applicable, including on the exercise of Warrants (the “Transaction Securities”), in one or a series of transactions, directly or indirectly, to any Person that is not an Affiliate of such Investor (the “Transferring Investor”), without first complying with Sections 8.1(b) and 8.1(c);

(b)	the Transferring Investor shall give written notice (the “Disposition Notice”) to the Corporation of any proposed Transfer of Transaction Securities to any Person that is not an Affiliate of such Investor, which Disposition Notice shall specify the total number and type of Transaction Securities proposed to be Transferred by such Investor (the “Proposed Disposition Securities”);

(c)	for a period of seven days after receipt of the Disposition Notice (the “Placement Period”), the Corporation shall have the right to seek and arrange for one or more purchasers to offer to purchase all, but not less than all, of the Proposed Disposition Securities at a price, and on such other terms and conditions, that are acceptable to the Transferring Investor, in its sole discretion (an “Acceptable Placement”); and

(d)	if the Corporation does not arrange an Acceptable Placement within the Placement Period or if the Acceptable Placement is not completed on the agreed terms, then such Investor shall be permitted to Transfer the Proposed Disposition Securities to any Person on terms and conditions acceptable to such Investor, acting in its sole discretion.

Except as otherwise provided in this Section 8.1, there shall be no restrictions on the Transfer of (i) the Transaction Securities held by the Investors, other than such restrictions as may be imposed by applicable Laws or (ii) any securities issued to an Investor pursuant to any exercise of its Participation Right or Top-up Right.

8.2	Share Consolidation

Each Investor agrees that it shall take any and all actions reasonably required in order to vote any Common Shares owned by it or any of its Affiliates, or over which it exercises control or direction, in favour of any share consolidation proposed by management of the Corporation at any meeting of Shareholders where such share consolidation is to be voted upon.

ARTICLE 9

MISCELLANEOUS

9.1	Termination

This Agreement shall terminate with respect to an Investor and all rights and obligations hereunder shall cease to apply to such Investor immediately upon such Investor ceasing to have a 5% Ownership Percentage.

9.2	Governing Law; Specific Performance

(a) This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws applicable therein.

(b) Each of the Parties irrevocably and unconditionally: (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

(c) It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at Law for such breach or threatened breach.

9.3	Statements as to Factual Matters

All statements as to factual matters contained in the recitals hereto, or in any certificate or other instrument delivered pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties under this Agreement.

9.4	Amendments

No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and executed by all Parties hereto.

9.5	Successors and Assigns

The rights provided by this Agreement may only be assigned, in whole or in part, by an Investor to a Permitted Assign without the prior approval of the other Parties. Upon such assignment, the Permitted Assign shall be treated as the Investor that made such assignment for all purposes under this Agreement, except that any entitlements to notice and any entitlements to furnished documentation pursuant to this Agreement shall be satisfied by the Corporation through delivery to the transferring Investor on behalf of the Permitted Assign. Except as otherwise expressly provided, the provisions prescribed herein shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties and Permitted Assigns hereto.

9.6	Entire Agreement

This Agreement and the other agreements and documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

9.7	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

9.8	Delays or Omissions

It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any holder, upon any breach, default or noncompliance of any Party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Party’s part of any breach, default or noncompliance under the Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to holders, shall be cumulative and not alternative.

9.9	Press Releases

The Corporation will provide the Investors with a reasonable opportunity to review and comment on each press release of the Corporation relating to or referencing, in any way, this Agreement or the transactions contemplated herein, prior to the issuance thereof and incorporate any comments provided by the Investors, to the extent commercially reasonable and provided in a timely manner so as to not impede the Corporation’s timely disclosure obligations under Applicable Securities Laws and as may be commercially negotiated in connection with any Offering or Distribution giving rise to rights under this Agreement.

9.10	Further Assurances

Each of the Parties shall, from time to time hereafter and upon any reasonable request of the others, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

9.11	Filing of Agreement

The Parties hereby agree that if the Corporation determines that Applicable Securities Laws require it to file this Agreement (and any amendment hereto) on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval at www.SEDAR.com or the SEC’s Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov/edgar, the Investors shall be given prior notice of such filing and the opportunity to review and provide comments on the redactions to this Agreement (or of any amendment hereto) that should be made prior to such filing by the Corporation, and the Corporation shall file such redacted version only after incorporating any commercially reasonable comments of the Investors.

9.12	Notices

Any notice under this Agreement shall be given in writing and either delivered, sent by electronic means (including facsimile transmission or email) or mailed by prepaid registered post to the Party to receive such notice at the address, facsimile number or email address indicated below:

(a)	to the Corporation at:

Bullfrog Gold Corp.
Suite 555 – 999 Canada Place
Vancouver, BC V6C 3E1

	Attention:	Purni Parikh
Facsimile:
Email:

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building, 885 West Georgia Street
Vancouver, BC V6C 3E8

	Attention:	Jennifer Traub
Facsimile:
Email:

(b)	to Barrick at:

Barrick Gold Corporation
TD Canada Trust Tower
161 Bay Street, Suite 3700
Toronto, ON M5J 2S1
Canada

	Attention:	Kevin Thomson
Facsimile:
Email:

- and -

	Attention:	General Counsel
Facsimile:
Email:

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, ON M5V 3J7

	Attention:	Melanie Shishler
Facsimile:
Email:

(c)	to Augusta at:

Augusta Investments Inc.
Suite 555 – 999 Canada Place
Vancouver, BC V6C 3E1

	Attention:	Purni Parikh
Facsimile:
Email:

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building, 885 West Georgia Street
Vancouver, BC V6C 3E8

	Attention:	Jennifer Traub
Facsimile:
Email:

or such other address, facsimile number or email address as such Party may hereafter designate by notice in writing to the other Parties. If a notice is delivered, it shall be effective from the date of delivery; if such notice is sent by electronic means during normal business hours of the addressee, it shall be effective on the Business Day such notice is sent and, if not sent during normal business hours of the addressee, then on the Business Day following the date such notice is sent; and if such notice is sent by mail, it shall be effective seven Business Days following the date of mailing, excluding all days when normal mail service is interrupted.

9.13	Counterparts

This Agreement may be executed in any number of counterparts (whether by fax or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth above.

BULLFROG GOLD CORP.

by
Name:
Title:

BARRICK GOLD CORPORATION

by
Name:
Title:

Name:
Title:

AUGUSTA INVESTMENTS INC.

by
Name:
Title:

Signature Page – Investor Rights Agreement

Schedule A

FORM OF INDEMNITY AGREEMENT

Please see attached.

Schedule B

REGISTRATION PROCEDURES

1.1	Registration Procedures

(a) Upon receipt of a Piggyback Registration Notice from a Participating Investor pursuant to Article 7, the Corporation will use its commercially reasonable efforts to effect the qualification for the offer and sale or other disposition or Distribution of Piggyback Registrable Securities and pursuant thereto the Corporation will use its commercially reasonable efforts to as expeditiously as possible:

(i)	in any event within 60 days of receipt of any Piggyback Registration Notice, prepare and file with the Canadian Securities Authorities or the SEC, as applicable, to the extent required, an Offering Document relating to the applicable Piggyback Registration and any other documents reasonably necessary, including amendments and supplements in respect of such documents, to permit the offer and sale or other disposition or Distribution and, in so doing, act as expeditiously as is practicable and in good faith to promptly settle all comments, deficiencies and obtain those receipts and clearances and provide those undertakings and commitments as may be reasonably required by the Canadian Securities Authorities or the SEC, as applicable, all as may be necessary to permit the offer and sale or other disposition or Distribution of such securities in compliance with Applicable Securities Laws;

(ii)	to the extent applicable, keep the Offering Document effective under Applicable Securities Laws until the Participating Investor(s) and the underwriter(s) or agent(s), as applicable, have completed the sale or Distribution described in the Offering Document but not longer than 60 days from the date of the last Offering Document in respect of such sale or Distribution;

(iii)	notify the Participating Investor(s) and the lead underwriter(s) or lead agent(s), if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Corporation (A) when the Offering Document or any amendment thereto has been filed, accepted or receipted or otherwise finalized for distribution to purchasers or potential purchasers, and furnish the applicable Investor(s) and lead underwriter(s) or lead agent(s) with copies thereof, (B) of any comments on or request by the Canadian Securities Authorities or the SEC, as applicable, for amendments to the Offering Document or for additional information, (C) of the issuance by the Canadian Securities Authorities or the SEC of any stop order or cease trade order relating to the Offering Document or any order preventing or suspending the use of any Offering Document or the initiation or threatening of any proceedings for such purposes, and (D) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of the Piggyback Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv)	notify the Participating Investor(s) and the lead underwriter(s) or lead agent(s), if any, (A) at any time the representations and warranties contemplated by any underwriting agreement, securities/sale agreement, or other similar agreement, relating to the Distribution shall cease to be true and correct in all material respects, and (B) of the happening of any event as a result of which the Offering Document contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they are made or, if for any other reason it will be necessary during such time period to amend or supplement the Offering Document in order to comply with Applicable Securities Laws and, in either case as promptly as practicable thereafter, to the extent required under Applicable Securities Laws, prepare and file with the Canadian Securities Authorities or the SEC, as applicable, and furnish without charge to the applicable Investor(s) and the lead underwriter(s) or lead agent(s), if any, a supplement or amendment to such Offering Document, which will correct such statement or omission or effect such compliance;

(v)	make every commercially reasonable effort to prevent the issuance of any stop order, cease trade order or other order suspending the use of any Offering Document, as applicable, or suspending any qualification of the Piggyback Registrable Securities covered by the Offering Document, and, if any such order is issued, to obtain the withdrawal of any such order;

(vi)	provide the Participating Investor(s) and its counsel, with an opportunity to review, and provide comments to the Corporation on the Offering Document and any such amendment or supplement; and upon finalization thereof, furnish to the Participating Investor(s), and each lead underwriter or lead agent, if any, without charge, one executed copy of the Offering Document and any amendment or supplement thereto to the extent such Offering Document is required to be executed pursuant to Applicable Securities Laws;

(vii)	deliver to the Participating Investor(s) and the underwriter(s) for an underwritten offering or the agent(s) for an agency offering, if any, without charge, as many commercial copies of the Offering Document and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Corporation consents to the use of the Offering Document and any amendment or supplement thereto by the applicable Investor(s) and the underwriter(s) or agent(s), if any, in connection with the Distribution of the Piggyback Registrable Securities covered by the Offering Document and any amendment or supplement thereto) and such other documents as the applicable Investor(s) may reasonably request in order to facilitate the disposition of the Piggyback Registrable Securities by such Person;

(viii)	use its commercially reasonable efforts and provide such cooperation to the Participating Investor(s), the lead underwriter(s) or the lead agent(s), if any, and their respective counsel in connection with the offer and sale of such Piggyback Registrable Securities in accordance with the plan of distribution in the Offering Document and in compliance with the Applicable Securities Laws as any such Person, underwriter or agent reasonably requests in writing;

(ix)	in connection with any underwritten offering or agency offering, enter into customary agreements, including an underwriting agreement or agency agreement, as applicable, in accordance with Section 7.5, and furnish to the underwriter(s) or agent(s) and the Participating Investor(s), among other things:

(A)	an opinion of external legal counsel representing the Corporation for the purposes of such Registration, addressed to the underwriter(s) or agent(s) and to the Participating Investor(s), in form and substance as is customarily given by company counsel to the underwriter(s) in an underwritten public offering or agent(s) in an agency public offering; and

(B)	“comfort letters” dated such dates from the independent public accountants as auditor retained by the Corporation, addressed to the underwriter(s) or agent(s) and to the Participating Investor(s), in form and substance as is customarily given in an underwritten or agency public offering, as applicable, provided that the applicable Investor(s) have made such representations and furnished such undertakings as the auditor may reasonably require;

(x)	furnish to the Participating Investor(s) and the lead underwriter(s) or lead agent(s), if any, and such other Persons as the applicable Investor(s) may reasonably specify, such corporate certificates, satisfactory to the Participating Investor(s) acting reasonably, as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Participating Investor(s) may reasonably request;

(xi)	use its commercially reasonable efforts to cause all Piggyback Registrable Securities covered by the Offering Document which are Common Shares to be listed and posted for trading on each securities exchange or automated quotation system on which the Common Shares are then listed or posted for trading, to the extent not already listed or posted for trading;

(xii)	prior to the filing of any document which is to be incorporated by reference into the Offering Document, provide copies of such document to counsel for the Participating Investor(s) and to the lead underwriter(s) or lead agent(s), if any, and make the Corporation’s representatives reasonably available for discussion of such document and make such changes in such document concerning the Participating Investor(s) prior to the filing thereof as counsel for the Participating Investor(s) or underwriter(s) or agent(s) may reasonably request;

(xiii)	cooperate with the Participating Investor(s) and the lead underwriter(s) or lead agent(s), if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Piggyback Registrable Securities, if applicable, to be sold, and cause such Piggyback Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement or the agency agreement prior to any sale of Piggyback Registrable Securities to the underwriter(s) or agent(s) or, if not an underwritten or agency offering, in accordance with the instructions of the sellers of Piggyback Registrable Securities at least three Business Days prior to any sale of Piggyback Registrable Securities and instruct any transfer agent and registrar of Piggyback Registrable Securities to release any stop transfer orders in respect thereof at or prior to the closing of such purchase and sale;

(xiv)	take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Piggyback Registrable Securities; and

(xv)	take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of the Investors under this Agreement.

(b) In connection with each Piggyback Registration in which the Participating Investor(s) sells Piggyback Registrable Securities, the Corporation may require the Participating Investor(s) to furnish to the Corporation such information regarding the Distribution and such other information relating to the Participating Investor(s) and its ownership of Piggyback Registrable Securities as the Corporation may from time to time reasonably request in writing. The Participating Investor(s) agrees to furnish such information to the Corporation and to cooperate with the Corporation as necessary to enable the Corporation to comply with the provisions of this Agreement. Each Participating Investor shall notify the Corporation immediately upon the occurrence of any event which to its knowledge results in any Offering Document or any amendment or supplement thereto including an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

1.2	Investor’s Rights of Withdrawal

(a) The Participating Investor(s) shall have the right to withdraw any request for inclusion of its Piggyback Registrable Securities in any Offering Document pursuant to Section 7.1 without incurring any liability to the Corporation or any other Person by giving written notice to the Corporation of its request to withdraw; provided, however, that:

(i)	such request must be made in writing five Business Days prior to the execution of the underwriting agreement or the agency agreement (or such other similar agreement), as applicable, with respect to such Distribution or the Business Day prior to the execution of a bought deal letter in respect of the Distribution, if applicable; and

(ii)	such withdrawal will be irrevocable and, after making such withdrawal, such Participating Investor will no longer have any right to include its Piggyback Registrable Securities in the Distribution in respect of which such withdrawal was made.

(b) Provided that a Participating Investor withdraws all of its Piggyback Registrable Securities from a Piggyback Registration in accordance with Section 1.2(a) of this Schedule B prior to the filing of a preliminary Prospectus or Registration Statement, such Participating Investor will be deemed to not have participated in or requested such Piggyback Registration.

(c) Notwithstanding Section 1.2(a)(i) of this Schedule B, if a Participating Investor withdraws its request for inclusion of its Piggyback Registrable Securities from a Piggyback Registration at any time after having learned of a material adverse change in the condition, business or prospects of the Corporation, such Participating Investor will not be deemed to have participated in or requested such Piggyback Registration.